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                                                                   EXHIBIT 3.24

                                   REGULATIONS
                                       OF
                             WS GENERAL PARTNER, LLC

      These Regulations (these "Regulations") of WS General Partner, LLC (the "Company") are executed to be effective as of April 21, 2004 by Waste Services, Inc. (the "Member").

      WHEREAS, the Company has been formed as a limited liability company under and pursuant to the Texas Limited Liability Company Act (as amended from time to time, the "Act");

      NOW, THEREFORE, for good and valuable consideration, the Member, intending to be legally bound, hereby agrees as follows:

      1. ORGANIZATION. The Company has been formed as a limited liability company pursuant to the provisions of the Act and all other pertinent laws of the State of Texas by the filing of Articles of Organization with the Secretary of State of the State of Texas on April 8, 2004. The Member shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for the operation of the Company as a limited liability company under these Regulations, the Act and all other laws of the State of Texas and such other jurisdictions in which the Company determines that it may conduct business. The rights and liabilities of the Member shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in these Regulations and any non-mandatory provisions of the Act, the terms and conditions contained in these Regulations shall govern.

      2. NAME; PURPOSE; TERM. The name of the Company is "WS General Partner, LLC." The purpose of the Company shall be for general business purposes (the "Company Business") and in connection therewith to engage in any lawful business which may be conducted by a limited liability company under the Act and to exercise all powers necessary or incidental to, or reasonably connected with, the Company Business. The term of the Company shall commence immediately upon the filing of the Articles of Organization and shall continue until the Company has been dissolved as provided in SECTION 16.

      3.    OFFICES.

            3.1 The principal office of the Company, and such additional offices as the Member may determine to establish, shall be located at such place or places inside or outside the State of Texas as the Member may designate from time to time.

            3.2 The registered office of the Company in the State of Texas is located at 35 N. St. Paul St., Dallas, TX 75201. The registered agent of the Company for service of process at such address is CT Corporation.

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      4.    AUTHORIZED CAPITAL

            4.1 AUTHORIZATION AND ISSUANCE OF UNIT. The Company is authorized to issue one (1), and only one (1), common unit of the Company (the "Unit"). Any holder of the Unit shall succeed to the rights and obligations of the Member under this Agreement. Effective as of the date hereof, the Company shall issue the Unit to the Member.

            4.2 LEGEND. The unit may be represented by a certificate, which shall be endorsed with the following legend:

      THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITY UNDER SAID ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT.

      5. BOOKS AND RECORDS. The Company shall maintain all books of accounts necessary to prepare financial statements. All books of account shall be maintained at the principal offices of the Company and shall be open for inspection by the Member at any reasonable time.

      6. ACCOUNTING AND TAX MATTERS. So long as the Company has only one member, the Company shall be "disregarded as an entity separate from its owner" under Treasury Regulation Section 301.7701-3(b).

      7.    CAPITAL CONTRIBUTIONS

            7.1 CAPITAL CONTRIBUTIONS. The Member shall contribute to the capital of the Company the money and/or property specified in Exhibit "A" attached hereto and by this reference incorporated herein. Except as set forth in this SECTION 7, the Member shall not have the obligation to make any additional capital contributions to the Company.

            7.2 ADDITIONAL CAPITAL CONTRIBUTIONS. If the Member determines that the Company requires funds for any proper Company purpose in excess of any other funds reasonably anticipated to be available to the Company (by way of SECTION 7.1, borrowings or otherwise), then the Member may contribute to the Company all or a portion of such amount.

            7.3 NO THIRD-PARTY BENEFICIARY. No creditor or other third party having dealings with the Company shall have the right to cause the Member to make a capital contribution to the Company, it being understood and agreed that the provisions of these Regulations shall be solely for the benefit of, and may be enforced solely by, the Member and its successors and permitted assigns. None of the rights or obligations of the Member herein set forth to make capital contributions to the Company, if any, shall be deemed an asset of the Company for any purpose by any creditor or other third party nor may such rights or obligations be sold, transferred or assigned by the Company, and such rights or obligations may not be pledged or encumbered to secure any debt or other obligation of the Company or of the Member.

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      8.    CAPITAL ACCOUNTS. A capital account ("Capital Account") shall be established and maintained for the Member.

      9. EXPENSES. Expenditures by the Member on behalf of the Company shall be promptly reimbursed by the Company upon appropriate substantiation.

      10. DISTRIBUTIONS OF AVAILABLE CASH. From time to time, and at such times as the Member determines it desirable, Available Cash (as defined below) shall be distributed to the Member. "Available Cash" of the Company shall be determined by the Member, and for any applicable period shall mean the amount (if any) by which the gross cash receipts of the Company during such period from all sources, including net operating income, contributions to the capital of the Company, funds borrowed by the Company and any and all receipts in respect of the Company's interest in other entities exceed the expenses and expenditures during such period and the amounts required to provide for the future needs of the business of the Company and to establish and fund reasonable reserves against future costs and liabilities.

      11. TITLE TO PROPERTY. All real and personal property owned by the Company shall be owned by the Company as an entity, and the Member shall not have any ownership interest in such property in its individual name or right. The Company shall hold all of its real and personal property in the name of the Company and not in the name of the Member.

      12. MANAGEMENT DUTIES AND RESTRICTIONS. Except as otherwise expressly provided in mandatory provisions of the Act or in these Regulations, management of the business and affairs of the Company shall be vested exclusively in the Member, who is authorized to act on behalf of the Company as its "Member," "Sole Member" or "Manager." Pursuant to a written determination by the Member, the Member may elect to delegate all or any part of management of the Company to a manager or group or committee of managers or officers. The Member shall not take any action, or fail to take any action, that could impair the limited liability status of the Member.

      13. LIMITATION ON MEMBER LIABILITIES. The Member shall not have any liability for the obligations or liabilities of the Company or for any breach of duty in any capacity, except to the extent expressly provided in these Regulations or pursuant to non-waivable provisions of the Act. The Member shall not be required to return any distribution from the Company, except as expressly provided under non-waivable provisions of the Act.

      14. INDEMNIFICATION OF MEMBER. The Company or its receiver or trustee (to the extent of the assets of the Company only) shall indemnify, hold harmless and pay all judgments, liabilities and claims against the Member and any officers, directors, members, managers or partners of such Member relating to any liability or damage, including any attorneys' fees and court costs incurred by such indemnified person in connection with the defense of any action (which fees and costs shall be paid as incurred), incurred by reason of any act performed or omitted to be performed by such indemnified person in good faith, that was reasonably believed by the indemnified person to have been in the best interests of the Company and which pertained to the business of the Company, including all such liabilities

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under federal and state securities laws (including, without limitation, the
Securities Act of 1933, as amended), as permitted by law. Notwithstanding the foregoing, the Company shall have no obligation for fraud, bad faith, or willful misconduct. The indemnity obligations of the Company under this SECTION 14 shall be satisfied solely out of Company assets.

      15. TRANSFER. The Member may sell, assign, transfer, pledge, grant a security interest, encumber or otherwise dispose of its Company interest, or withdraw from the Company. Upon a transfer in accordance with the foregoing provisions, the transferee shall be admitted as a Member in addition to or in substitution for the transferor Member, as the case may be.

      16. DISSOLUTION. The Company shall continue unless dissolved (a) by determination of the Member or (b) by operation of law. Upon the dissolution of the Company, the business of the Company shall be liquidated forthwith.

      17. LIQUIDATION. Upon dissolution, the Member shall designate a liquidating trustee, which may be the Member. The trustee shall proceed with reasonable promptness to liquidate the business of the Company. The assets of the Company shall be used first to pay or provide for the payment of all of the debts of the Company, with the balance being distributed to the Member. The assets of the Company may be sold or such assets as are in excess of the amount required to meet all Company liabilities to third persons may be distributed in kind to the Member.

      18. SERVICES. Except as otherwise provided in SECTION 9, services performed by the Member on behalf of the Company shall not result in charges being levied against the Company, except (a) for the services of the Member as an agent or employee of the Company and (b) where the Member serves as liquidating trustee to wind up the Company. The foregoing services shall entitle the Member to reasonable compensation.

      19. CITIZENSHIP. The Company shall at all times remain a "citizen of the United States" as defined in Section 40102(a)(15) of Title 49, United States Code.

      20.   MISCELLANEOUS AND ADMINISTRATIVE PROVISIONS

            20.1 INTERPRETATION. Each of the provisions of these Regulations is to be read and interpreted separately. A question regarding the legality, constitutionality or enforceability of any one paragraph or part thereof shall not affect any other paragraph or part thereof, and if determined illegal, unconstitutional or unenforceable, the specific paragraph or part thereof shall be severed from this Agreement and the balance of these Regulations shall remain in full force and effect.

            20.2 GOVERNING LAW. The Company is established and shall be governed by the provisions of the Act. These Regulations are made pursuant to and shall be governed by the laws of the State of Texas without regard to the conflicts of law principles thereof.

            20.3 AMENDMENTS. These Regulations may be amended only by an instrument in writing signed by the Member. No oral amendment of this provision or of any other provision of these Regulations shall be effective.

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            20.4  NOTICES. All notices required or permitted under these
Regulations shall be in writing and shall be delivered in person or by facsimile, overnight courier, registered or certified mail, return receipt requested or deposited in the United States mail, postage prepaid, addressed to the Member at the addresses as contained on the books of the Company, with a copy to the Company as follows:

                              Waste Services, Inc.
                              7025 East Greenway Parkway, Suite 100
                              Scottsdale, AZ 85254
                              Attn: Ron Rubin
                              Fax: (480) 281-1824

or at such other address as may have otherwise been specified by written notice. Notices shall be deemed delivered when received.

            20.5 HEADINGS. The headings used in these Regulations are used for convenience only and do not constitute substantive matter to be considered in construing the terms of these Regulations.

            20.6 PARTIES BOUND. These Regulations shall be binding upon and inure to the benefit of the parties hereto and its respective successors and permitted assigns.

            20.7 GENDER. Whenever the content of this instrument so requires, words used in the masculine gender include the feminine and neuter, the singular includes the plural and the plural the singular.

            20.8 REGULATIONS. These Regulations constitute the "regulations" of the Company as that term is used and contemplated in the Act.

                            [signature page follows]

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      IN WITNESS WHEREOF, the Member has executed these Regulations as of the day and year first written above.

                                     MEMBER:

                                     WASTE SERVICES, INC.


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